Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Responds to Media Report

Santa Clara, Calif. (March 10, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL) is aware of certain press reports speculating that Avago Technologies (Broadcom) is a potential purchaser of Marvell. Marvell’s policy is not to comment on rumors or speculation, but because this particular rumor has the potential to be disruptive to Marvell’s business, Marvell is confirming that it has not been and is not engaged in discussions with Avago with respect to any possible offer to acquire Marvell. Marvell does not intend to comment further on this or other rumors or speculation.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: its use of non-GAAP financial measures as important supplemental information. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,” “will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others: the risks detailed in Marvell’s SEC filings from time to time. For factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for the year ended January 31, 2015 and its latest Quarterly Report on Form 10-Q for the quarter ended May 2, 2015 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma software enabling the “Smart Life and Smart Lifestyle.” From storage to Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell, the M logo, ARMADA, Avastar and Kinoma are registered trademarks of Marvell and/or its affiliates. Other names and brands may be claimed as the property of others.

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